Exhibit c(ii)

A P R I L    3 ,    2 0 0 6

S T R I C T L Y    P R I V A T E    A N D    C O N F I D E N T I A L

D I S C U S S I O N M A T E R I A L S

D I S C U S S I O N     M A T E R I A L S

This presentation was prepared exclusively for the benefit and internal use of the JPMorgan and BNP Paribas (together the “Financial Advisers”) client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by the Financial Advisers. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of the Financial Advisers.
The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. The Financial Advisers’ opinions and estimates constitute the Financial Advisers’ judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. The Financial Advisers make no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.
Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by the Financial Advisers.
The Financial Advisers’ policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. The Financials Advisers also prohibit their research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.
IRS Circular 230 Disclosure: The Financial Advisers do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with the Financial Advisers of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.
JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities.
This presentation does not constitute a commitment by any JPMorgan or BNP Paribas entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services.

D I S C U S S I O N     M A T E R I A L S

Tango trading summary post-announcement of the Offer

1

D I S C U S S I O N     M A T E R I A L S

Merrill Lynch provided JPMorgan with a revised
“2006 Outlook” for Tango on March 9, 2006

Comparison of 2005 actual vs. 2006 Budget vs. 2006 Outlook — as provided by Merrill Lynch

		2006 Budget		2006 Outlook
		Presented to Tango Board		Presented to Tango Special Committee
		on Jan 31, 2006		on March 1, 2006
	2005 Actual
	($mm)	($mm)	% vs. 2005	($mm)	% vs. 2005	% vs. budget

Sales	$4,309.6	$4,636.4	7.6%	$4,744.7	10.1%	2.3%

EBIT	$565.2	$600.8	6.3%	$662.6	17.2%	10.3%

2

D I S C U S S I O N     M A T E R I A L S

Analysis of Tango trading since February 6, 2006

Analysis of shares traded since Feb 6 (% of total volume)

Price range

< $81.00

$81.00—$81.49

$81.50—$81.99

$82.00—$82.49

$82.50—$82.99

$83.00—$83.49

$83.50—$83.99

$84.00—$84.49

$84.50—$84.99

> $85.00

Total volume traded since Feb 6:	32.8mm
% of free float traded since Feb 6 [2]:	92.8%
Source: Bloomberg intra-day data
1 Free float = 35.3 million shares

Tango volume-weighted average price (VWAP)

			% Total
		Volume	Volume
Date range	VWAP	Traded	traded

Feb 6, 2006	$81.40	10,559,000	32.2%
(day of announcement)

8 days	$81.92	11,501,900	35.1%
(2/7/06—2/16/06)

10 days	482.76	3,729,500	11.4%
(2/17/06—3/3/06)

10 days	$83.10	4,679,500	14.3%
(3/6/06—3/17/06)

10 days	$83.77	2,293,800	7.0%
(3/20/06—3/31/06)

Total period post-ann.	$82.15	32,763,700	100.0%
(Feb-6, 06—Mar-31, 06)

Source: Tradeline

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D I S C U S S I O N     M A T E R I A L S

Public market valuations of building materials companies
Building materials market valuations

	Price	% of 52-	Market		Firm		Historical metrics (Feb 3, 06 3)			Current metrics (Mar-31, 06)
	(local	week	cap.		Value		FV/EBITDA [1]		P/E [2]	FV/EBITDA [1]		P/E [2]
Market data as of Mar-31	currency)	high	US$mm		US$mm		2005A	2006E	2006E	2005A	2006E	2006E

U.S. companies
Vulcan Materials	$86.65	97.2%	$9,032		$9,177		11.4x	9.1x	17.9x	13.2x	9.9x	19.3x
Martin Marietta	107.03	99.3%	5,129		5,738		11.2	9.1	17.5	13.3	10.4	20.0
Florida Rock	56.22	82.7%	3,830		3,775		11.2	9.4	17.8	11.6	9.7	18.4
Eagle Materials	63.76	99.6%	3,235		3,375		12.1	9.3	14.6	13.7	9.8	17.4
Texas Industries	60.49	86.4%	1,443		1,737		12.1	9.9	18.4	13.4	11.0	21.1
Median							11.4x	9.3x	17.8x	13.3x	9.9x	19.3x
Average							11.6x	9.4x	17.2x	13.0x	10.2x	19.2x

Non-U.S. companies
Cemex	$65.28	99.4%	$22,936		$32,129		8.8x	7.7x	10.8x	9.0x	7.8x	12.3x
CRH	€28.80	98.1%	18,876		23,324		9.2	8.6	13.0	9.7	8.5	13.6
Holcim	SFr. 103.80	100.0%	18,405		30,941		8.4	7.2	11.4	8.5	7.0	12.3
Heidelberg Cement	€94.20	100.0%	13,256		18,089		9.7	8.7	14.7	10.4	9.3	16.8
Rinker	AUD 19.85	100.0%	12,969		13,191		10.2	8.7	15.7	11.4	9.4	16.7
Hanson	£7.54	96.1%	9,470		11,203		8.5	8.0	13.2	9.4	8.8	13.8
Ciments Francais	€129.30	98.8%	6,116		8,812		7.5	6.6	12.5	7.9	7.0	14.0
Italcementi	€19.77	99.1%	6,018		10,331		6.8	5.5	10.6	7.6	6.2	13.1
Cimpor	€5.51	99.6%	4,505		6,233		10.0	9.1	12.8	10.7	9.8	14.1
Buzzi Unicem	€19.67	100.0%	4,349		6,168		6.0	5.6	10.3	6.9	6.5	12.7
Cementos Portland	€86.45	98.2%	2,928		3,061		8.2	8.0	17.8	8.0	7.0	16.4
Cementir	€5.95	94.4%	1,152		1,508		6.3	5.5	12.4	6.7	5.8	13.6
Median							8.5x	7.8x	12.7x	8.8x	7.4x	13.7x
Average							8.3x	7.5x	12.9x	8.8x	7.8x	14.1x

Foxtrot	€93.50	100.0%	$19,703		$31,068		7.4x	6.8x	12.8x	7.7x	6.9x	13.1x
Tango	$84.00	99.8%	$6,766	[4]	$6,993	[4]	6.5x	6.2x	14.0x	Tango multiples non-meaningful

Note: Multiples not adjusted for pension/OPEB deficits, projections might not reflect recent improvements in earnings released over the past week. Estimates are used where actual results are not yet available
Source: Tradeline/Datastream as of March 31, 2006, I/B/E/S and equity research. Tango projections based on 2006 budget

[1] Calendarized EBITDA	[3] Market data as of Feb 3, 2006
[2] Pre-goodwill amortization and pre-exceptionals	[4] Based on fully diluted NOSH

4

D I S C U S S I O N     M A T E R I A L S

Illustrative analysis at various prices
Illustrative analysis at various prices

			As of	Current offer	Illustrative price
($mm except per share)			Feb-3	$75.00	$80.00	$81.00	$82.00	$83.00	$84.00

Implied premia over pre-offer prices
Pre-Announcement:
Feb 3, 2006 close			$64.25	16.7%	24.5%	26.1%	27.6%	29.2%	30.7%
over 1-year high			69.78	7.5%	14.6%	16.1%	17.5%	18.9%	20.4%
over 1-year low			52.47	42.9%	52.5%	54.4%	56.3%	58.2%	60.1%
over 1-year average			60.67	23.6%	31.9%	33.5%	35.2%	36.8%	38.5%
over 6-month average			60.81	23.3%	31.6%	33.2%	34.8%	36.5%	38.1%
over 3-month average			57.27	31.0%	39.7%	41.4%	43.2%	44.9%	46.7%
over last 30 calendar day average			60.83	23.3%	31.5%	33.2%	34.8%	36.4%	38.1%
over 1-week average			63.64	17.9%	25.7%	27.3%	28.8%	30.4%	32.0%

Basic number of shares			75.4	75.4	75.4	75.4	75.4	75.4	75.4

Implied Tango equity value			4,844	5,654	6,031	6,106	6,182	6,257	6,332
Implied fully diluted equity value			5,102	6,008	6,429	6,513	6,598	6,682	6,766
Implied buy-out amount [1]			2,526	3,001	3,222	3,266	3,310	3,354	3,398

Implied buy-out amount (€mm)[2]			2,105	2,501	2,685	2,721	2,758	2,795	2,832

Net debt & minority interest [3]			227
Implied firm value			5,329	6,235	6,656	6,741	6,825	6,909	6,993

	Base data ($mm)

FV/EBITDA	2005A	814	6.5x	7.7x	8.2x	8.3x	8.4x	8.5x	8.6x
	2006E	861	6.2x	7.2x	7.7x	7.8x	7.9x	8.0x	8.1x
P/E4	2005A	341	15.0x	17.6x	18.8x	19.1x	19.3x	19.6x	19.8x
	2006E	365	14.0x	16.5x	17.6x	17.9x	18.1x	18.3x	18.6x

Key financials — Tango

$mm	2005A	2006E	2007E

Sales	$4,310	$4,500	$4,800

EBITDA	814	861	940

% margin	18.9%	19.1%	19.6%

Net income[4]	341	365	408

% margin	7.9%	8.1%	8.5%

Net debt

$mm	Dec-05

Financial debt[5]	919

- Cash & equivalent	(692)

= Net debt (excl. off B/S liabilities)	227

Number of shares

mm

Common shares	75.4

Options o/s (estimate)	4.5

Warrants (estimate)	4.4

Diluted shares (at $64.25/share)	79.4

Source: Foxtrot guidance

[1]	46.8% of basic nosh + cash cost for buyback

[2]	Assumes Euro-to-Dollar exchange rate of 1.200

[3]	Excluding pensions/OPEB deficits

[4]	Pre-exceptionals

[5]	Including redeemable preferred shares

 5